Exhibit 99.2


   The Middleby Corporation Notifies NASDAQ of Non-Compliances with
                       NASDAQ Marketplace Rule


    ELGIN, Ill.--(BUSINESS WIRE)--March 12, 2007--The Middleby Corporation (NASDAQ:MIDD) today announced that it received a letter from the Nasdaq Staff dated March 12, 2007, indicating that the Company failed to comply with the shareholder approval requirements for continued listing set forth in Nasdaq Marketplace Rule 4350(i)(1)(A) as a result of the Company's inadvertent issuance in May 2006 of options to purchase 3,500 shares of the Company's common stock to its outside directors without shareholder approval.

    The Company self-reported its non-compliance to the Nasdaq Staff on March 8, 2007 and, on its own initiative, immediately rescinded the option grants. Accordingly, the Nasdaq Staff has determined that the Company has regained compliance with Nasdaq Marketplace Rule
4350(i)(1)(A) and the matter is now closed.

    The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands include Blodgett(R), Blodgett Combi(R), Blodgett Range(R), CTX(R), Houno(R), MagiKitch'n(R), Middleby Marshall(R), Pitco Frialator(R), Southbend(R), Nu-Vu(R), Alkar(R), RapidPak(R) and Toastmaster(R). Middleby's international subsidiary, Middleby Worldwide, is a leading exporter and distributor of foodservice and the Middleby Philippines Corporation, is a leading supplier of specialty equipment in the Asian markets. In 2006 The Middleby Corporation was ranked #9 on the Forbes 200 Best Small Companies list.

    For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

    CONTACT: The Middleby Corporation
             Investor and Public Relations:
             Darcy Bretz, 847-429-7756